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                                        Executed in 6 Parts
                                          Counterpart No. (   )


                     NATIONAL EQUITY TRUST

               FORBES FORTY INDEX TRUST SERIES 2

                   REFERENCE TRUST AGREEMENT


          This Reference Trust Agreement dated          , 1999
among Prudential Securities Incorporated, as Depositor and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "National Equity Trust Low Five Portfolio Series, Trust Indenture and Agreement" (the "Basic Agreement") dated April 25, 1995. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").


                       WITNESSETH THAT:


          In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:


                            Part I.

            STANDARD TERMS AND CONDITIONS OF TRUST


          Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended in the following manner:

    A. Article I, entitled "Definitions", paragraph 22, shall be amended as follows:

               "Trustee shall mean the Chase Manhattan Bank,
                or any successor trustee appointed as hereinafter provided."





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    B.    Article II, entitled "Deposit of Securities;
          Acceptance of Trust", shall be amended as follows:

               The second sentence of Section 2.03
               Issue of Units shall be amended by
               deleting the words "on any day on which
               the Depositor is the only Unit Holder".


     C. Article III, entitled "Administration of Trust", shall be amended as follows:

             (i)  Section 3.01 Initial Costs shall be
                  amended to substitute the following
                  language:

                  Section 3.01. Initial Cost The costs
                  of organizing the Trust and sale of
                  the Trust Units shall, to the extent
                  of the expenses reimbursable to the
                  Depositor provided below, be borne
                  by the Unit Holders, provided, however,
                  that, to the extent all of such costs
                  are not borne by Unit Holders, the
                  amount of such costs not borne by Unit
                  Holders shall be borne by the Depositor
                  and, provided further, however, that
                  the liability on the part of the
                  Depositor under this section shall not
                  include any fees or other expenses
                  incurred in connection with the
                  administration of the Trust subsequent
                  to the deposit referred to in Section
                  2.01.  Upon notification from the
                  Depositor that the primary offering
                  period is concluded, the Trustee shall
                  withdraw from the Account or Accounts
                  specified in the Prospectus or, if no
                  Account is therein specified, from the
                  Principal Account, and pay to the
                  Depositor the Depositor's reimbursable
                  expenses of organizing the Trust and
                  sale of the Trust Units in an amount
                  certified to the Trustee by the
                  Depositor.  If the balance of the
                  Principal Account is insufficient to
                  make such withdrawal, the Trustee shall,
                  as directed by the Depositor, sell
                  Securities identified by the Depositor,
                  or distribute to the Depositor Securities
                  having a value, as determined under
                  Section 4.01 as of the date of distribution,
                  sufficient for such reimbursement.  The
                  reimbursement provided for in this
                  section shall be for the account of the
                  Unitholders of record at the conclusion of
                  the primary offering period and shall
                  not be reflected in the computation of
                  the Unit Value prior thereto.  As used
                  herein, the Depositor's reimbursable
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                  expenses of organizing the Trust and
                  sale of the Trust Units shall include
                  the cost of the initial preparation and
                  typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption. As directed by the Depositor, the Trustee will advance funds to the Trust in an amount necessary to reimburse the Depositor pursuant to this Section and shall recover such advance from the sale or sales of Securities at such time as the Depositor shall direct, but in no event later than the termination of the Trust. Repayment of any such advance shall be secured by a lien on the assets of the Trust prior to the interest of the Unit Holders as provided in Section 6.04.

           (ii)   The third paragraph of Section 3.05
                  Distribution shall be amended to add the following sentence at the end thereof:

                 "The Trustee shall make a special
                  distribution of the cash balance in the
                  Income and Principal accounts available
                  for such distribution to Unit Holders of record on such dates as the Depositor shall direct, provided however, that no such distribution shall be made if the assets of the Trust subsequent to such distribution would not exceed any
                  Deferred Sales Charge payable and other
                  trust expenses."

          (iii)  The second to the last paragraph of
                  Section 3.08 Sale of Securities shall be amended to replace the word "equal" with the following phrase: "be sufficient to pay."

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      D.    Reference to United States Trust Company of New York
            in its capacity as Trustee is replaced by the Chase
            Manhattan Bank throughout the Basic Agreement.

                                       Part II.

                         SPECIAL TERMS AND CONDITIONS OF TRUST


                  The following special terms and conditions are
            hereby agreed to:

                  A.    The Trust is denominated National Equity
            Trust, Forbes Forty Index Trust Series 2.

                  B. The Units of the Trust shall be subject to a deferred sales charge.

                  C. The contracts for the purchase of common stock listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof.

                  D. The term "Depositor" shall mean Prudential Securities Incorporated.

                  E. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is
                     as of the date hereof.

                  F.    A Unit of the Trust is hereby declared
            initially equal to 1/     th of the Trust.

                  G.    The term "First Settlement Date" shall mean
                     , 2000.



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                  H.    The terms "Computation Day" and "Record
            Date" shall be on such dates as the Sponsor shall direct.

                  I. The term "Distribution Date" shall be on such dates as the Sponsor shall direct.

                  J.    The term "Termination Date" shall mean
                     , 2000.

                  K.    The Trustee's Annual Fee shall be $
            (per 1,000 Units) for 100,000,000 and above units outstanding; $0.80 (per 1,000 Units) for 50,000,000 -
            99,999,999 units outstanding; $0.86 (per 1,000 Units) for 49,999,999 and below units outstanding. In calculating the Trustee's annual fee, the fee applicable to the number of units outstanding shall apply to all units outstanding.

                  L.    The Depositor's Portfolio supervisory
            service fee shall be $0.25 per 1,000 Units.

                  [Signatures and acknowledgments on separate pages]


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